                                                                    EXHIBIT 12.1

                          VENTURE HOLDINGS COMPANY LLC
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (THOUSANDS OF DOLLARS)


                                                                        Years Ended December 31,
                                                        1999          1998         1997         1996         1995
                                                        ----          ----         ----         ----         ----
      Net Earnings from continuing operations          ( 8,941)      13,568       11,523        1,999        4,142
        Add back:
             Taxes on Income                             8,227        2,489        3,830        1,002          577
             Fixed Charges                              80,072       40,651       34,204       21,899       16,704
             Amortization of previously
               capitalized interest                         --          224          295          285          285
        Deduct:
            Capitalized Interest                            --           --           --          108           --
                                                   ----------------------------------------------------------------
      Earnings available for fixed charges              79,358       56,932       49,852       25,077       21,708
                                                   ================================================================

      Fixed charges of Venture Holdings
        Company LLC:
            Interest expense                            72,606       36,641       30,182       19,248       15,032
            Capitalized interest                            --           --           --          108           --
            Amortization of debt expense
              and debt discount                          4,572        2,160        1,934          885          556
            Interest portion of rent expense             2,894        1,850        2,088        1,658        1,116

                                                   ------------ ------------ ------------ ------------ ------------
                                                        80,072       40,651       34,204       21,899       16,704
                                                   ============ ============ ============ ============ ============

      Ratio of earning to fixed charges                   0.99         1.40         1.46         1.15         1.30

                          VENTURE HOLDINGS COMPANY LLC
                        VALUATION AND QUALIFYING ACCOUNTS
                             (THOUSANDS OF DOLLARS)

              For the years ended December 31, 1999, 1998 and 1997


      Column A                                  Column B      Column C        Additions      Column D      Column E
      --------                                  --------      --------        ---------      --------      --------

                                               Balance at    Charged to      Charged to
        Allowance for Doubtful Accounts        Beginning     Costs and     other accounts   Deductions    Balance at
        For the year ended December 31,          of year      expenses        described      described   end of year
        -------------------------------        ----------    ----------    --------------   ----------   -----------
                     1999                       $ 4,518      $   4,869      $     5,964      $ (5,403)   $   9,948
                     1998                         3,572          3,226               --        (2,280)       4,518
                     1997                         2,781          1,635               --          (844)       3,572